UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
September 19, 2007
HCC INSURANCE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-13790 (Commission File Number)	76-0336636 (IRS Employer Identification No.)

13403 Northwest Freeway Houston, Texas (Address of principal executive offices)	77040-6094 (Zip Code)
Registrant’s telephone number, including area code: (713) 690-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
We announced today that we have commenced a proposed offering of an aggregate of $300 million in principal amount of senior notes due 2017 to qualified institutional buyers pursuant to Rule 144A under the U.S. Securities Act of 1933, as amended, and to persons outside of the United States under Regulation S under the Securities Act, subject to market and other conditions. The Notes will be senior unsecured obligations and will rank pari passu with all of our other senior obligations.
We expect that the net proceeds from the sale of the notes would be approximately $297.7 million and plan to use these net proceeds to redeem all $170.3 million of our 2.00% convertible notes in October 2007 and to repay all $40.0 million of indebtedness under our revolving credit facility, with the remainder for general corporate purposes.
The notes will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold unless so registered except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable securities laws in other jurisdictions. The press release announcing the proposed offering shall not constitute an offer to sell or the solicitation of an offer to buy the notes nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale is unlawful. The press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act and a copy of this press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits

No.	Exhibit

99.1	Press Release Announcing Offering dated September 19, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCC INSURANCE HOLDINGS, INC.
Date: September 19, 2007	By:	/s/ Frank J. Bramanti
Frank J. Bramanti
Chief Executive Officer

EXHIBIT INDEX

No.	Exhibit

99.1	Press Release Announcing Offering dated September 19, 2007